Exhibit 99.1

Contact:

Lea-Anne Matsuoka

877-723-2878

investorrelations@raesystems.com

RAE Systems Reports Record Second Quarter Revenue of $10.4 Million and Net Income of $910,000

Record revenue and net income for quarter reflects 39.2% growth in revenue and 14.5% increase in net income over Q2 2003; Company reaffirms 2004 guidance of $41 to $45 million in revenue

SUNNYVALE, Calif. – July 26, 2004 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications, today reported record revenue for the quarter ended June 30, 2004 of $10.4 million compared to revenue of $7.5 million in the second quarter of 2003, an increase of 39.2%. The Company also reported net income of $910,000, or $0.02 per share, in the second quarter of 2004 compared to $795,000, or $0.02 per share, in the comparable period of 2003. Gross margins for the second quarter of 2004 remained strong at 62.5% as compared to gross margins of 64.9% for the same period in 2003.

The growth in revenue was largely attributable to the continued expansion of the homeland defense market, increased security spending in international markets, accelerated adoption of wireless gas detection, and the Company’s acquisition of Ke Li Heng (KLH), a Beijing-based manufacturer and distributor of security, environmental and personal safety monitors. The Company completed the acquisition of a 64% interest in KLH on May 27, 2004; consequently, $869,000 in revenue from KLH was incorporated in the income statement during the period. Combined third quarter revenue is now expected to increase to between $11.0 million and $12.0 million.

General and administrative expenses, including legal fees and settlement costs, were $1.8 million for the quarter ended June 30, 2004, as compared to $1.2 million for the same period in 2003, an increase of 52.7%. The increase in general and administrative expenses was attributable to increased non-cash accounting charges related to the issuances of options and warrants, increased legal fees and expenses related to the acquisition of KLH.

Sales and marketing expenses were $2.6 million for the quarter ended June 30, 2004, as compared to $1.9 million for the quarter ended June 30, 2003, an increase of 35.3%. The increase was attributable to the acquisition of KLH, additional costs associated with significantly increasing the sales infrastructure to position the company for future growth in Asia and Europe, and increased spending to build the infrastructure in the United States to support the sales of the company’s wireless sensing solutions.

Research and development expenses were $982,000 for the quarter ended June 30, 2004, as compared to $757,000 for the quarter ended June 30, 2003. Research and development costs increased by 29.7% to enhance the wireless products and develop “RAEWatch,” a wireless mesh network sensor system with a range of applications in cargo container security, public venue protection, transportation security and indoor air security.

In June 2004, 1,110,000 incentive stock options were converted to non-qualified stock options. The conversion of such options generated a one-time income tax benefit which reduced our income tax expense and increased our net income by approximately $235,000.

“Our vision of bringing pervasive sensing solutions to market continues to develop as our portable, fixed and ad hoc wireless networks gain sales momentum,” said Robert I. Chen, CEO of RAE Systems. “Other positive factors that contributed to our success this quarter were our focus on operational execution and aggressive sales activity. Our integration with KLH in China is proceeding well, and we are pleased with the results of our sales activities there.”

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com

Safe Harbor Statement

This press release contains “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “expected to increase”. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

RAE Systems Inc.

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales	$10,385,000	$7,459,000	$18,567,000	$14,798,000

Cost of Sales	3,893,000	2,616,000	6,872,000	5,528,000

Gross Margin	6,492,000	4,843,000	11,695,000	9,270,000

Operating Expenses:
Sales and marketing	2,585,000	1,911,000	4,652,000	3,382,000
Research and development	982,000	757,000	1,902,000	1,463,000
General and administrative	1,774,000	1,162,000	3,486,000	2,438,000

Total Operating Expenses	5,341,000	3,830,000	10,040,000	7,283,000

Operating Income	1,151,000	1,013,000	1,655,000	1,987,000

Other Income (Expense):
Interest income	86,000	7,000	161,000	16,000
Interest expense	(4,000)	(6,000)	(8,000)	(14,000)
Other, net	15,000	22,000	32,000	23,000
Equity in loss of unconsolidated affiliate	(81,000)	(67,000)	(149,000)	(133,000)

Other Income (Expense), net:	16,000	(44,000)	36,000	(108,000)

Income Before Income Taxes and Minority Interest	1,167,000	969,000	1,691,000	1,879,000

Income taxes	216,000	174,000	555,000	309,000

Income Before Minority Interest	951,000	795,000	1,136,000	1,570,000

Minority interest in income of consolidated entity	(41,000)	—	(41,000)	—

Net Income	$910,000	$795,000	$1,095,000	$1,570,000

Basic Earnings Per Common Share	$0.02	$0.02	$0.02	$0.03

Diluted Earnings Per Common Share	$0.02	$0.02	$0.02	$0.03

Weighted-average common shares outstanding	56,428,382	45,851,788	54,701,583	45,745,275
Stock options and warrants	3,408,703	1,697,686	3,358,512	1,525,955

Diluted weighted-average common shares outstanding	59,837,085	47,549,474	58,060,095	47,271,230

RAE Systems Inc.

Condensed Consolidated Balance Sheets

	June 30, 2004	December 31, 2003

	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$24,319,000	$7,512,000
Short-term investments	9,800,000	—
Notes receivable	561,000	—
Accounts receivable, net of allowance for doubtful accounts of $710,000 and $176,000, respectively	7,965,000	5,380,000
Accounts receivable from affiliate	54,000	—
Inventories	6,668,000	3,659,000
Prepaid expenses and other current assets	1,400,000	762,000
Deferred income taxes	666,000	666,000

Total Current Assets	51,433,000	17,979,000

Property and Equipment, net	3,612,000	1,748,000

Long-term Investments	5,200,000	—

Intangible Assets	1,945,000	—

Deposits and Other Assets	274,000	327,000

Investment in Unconsolidated Affiliate	360,000	509,000

	$62,824,000	$20,563,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$2,806,000	$1,611,000
Bank borrowings	361,000	—
Notes payable	805,000	—
Accounts payable to affiliate	—	594,000
Accrued expenses	3,388,000	2,159,000
Income taxes payable	585,000	948,000
Current portion of deferred revenue	648,000	67,000
Current portion of capital lease obligations	62,000	122,000

Total Current Liabilities	8,655,000	5,501,000

Long term notes payable	1,109,000	—

Minority interest in consolidated entity	4,140,000	—

Deferred Revenue, net of current portion	117,000	102,000

Total Liabilities	14,021,000	5,603,000

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 56,721,514 and 46,824,626 shares issued and outstanding, respectively	57,000	47,000
Additional paid-in capital	51,473,000	18,753,000
Accumulated other comprehensive income	25,000	7,000
Accumulated deficit	(2,752,000)	(3,847,000)

Total Shareholders’ Equity	48,803,000	14,960,000

	$62,824,000	$20,563,000